Exhibit 10.8
Summit Trading, Ltd.

March 11, 2011

ORGANIC ALLIANCE, INC.
401 Monterey St., Suite 202
Salinas, CA 93901
Attention: Parker Booth, CEO

Dear Parker:

Reference is made to that certain Consulting Agreement, by and between Summit Trading Limited (the "Consultant") and Organic Alliance, Inc. (the "Company"), effective August 2, 2010, a copy of which is attached hereto as Exhibit A (the "Consulting Agreement").

1. The First paragraph of Section 5 of the Consulting Agreement is hereby amended and restated in its entirety to read as follows:

In consideration for all services performed by the Consultant under this Agreement, the Company agrees to issue to the Consultant that number of shares (the "Shares") of the Company's common stock (the "Common Stock") equal to 25% of the number of shares of Common Stock issued and outstanding on August 1, 2011 (the "Determination Date"). The Company will issue 695,930 of the Shares to the Consultant promptly following the execution and delivery of this Agreement, and the balance of any and all Shares shall be remitted to the Consultant hereunder within Ten (10) business days following the Determination Date.

2. All other existing terms and conditions of the Agreement, unless expressly amended or modified by this Amendment or other writing by and between the Consultant and the Company, shall remain in full force and effect.

3. Consultant hereby waives any and all defaults under the Consulting Agreement existing on or prior to the date hereof, including, without limitation, failure to issue preferred stock.

Sincerely,

SUMMIT TRADING LIMITED

By: /s/ Richard Fixaris
Richard Fixaris,
Attorney-in-fact

AGREED AND ACCEPTED:

Organic Alliance, Inc.

By:___________________________
Parker Booth, CEO

Charlotte House Charlotte Street Nassau, Bahamas
Mailing address: 120 Flagler Avenue, New Smyrna Beach, Florida 32169

Exhibit A
Consulting Agreement

CONSULTING AGREEMENT

THIS AGREEMENT is between ORGANIC ALLIANCE, INC. a California corporation, (hereinafter referred to as the "Company") whose address is 401 Monterey St., Suite 202, Salinas, CA 93901; and, SUMMIT TRADING LIMITED, an international corporation, whose address is 120 Flagler Avenue, New Smyrna Beach, FL 32169 (hereinafter referred to as the "Consultant").

WHEREAS, the Consultant is in the business of assisting public companies in financial advisory, strategic business planning, and investor and public relations services designed to make the investing public knowledgeable about the benefits of stock ownership in the Company; and

WHEREAS, the Consultant may, during the period of time covered by this Agreement, present to the Company one or more plans of public and investor relations to utilize other business entities to achieve the Company's goals of making the investing public knowledgeable about the benefits of stock ownership in the Company; bring potential funding sources and/or potential business contacts/strategic partners; recommend potential business strategies; and

WHEREAS, the Company recognizes that the Consultant is not in the business of stock brokerage, investment advice, activities which require registration under either the Securities Act of 1933 (hereinafter "the Act") or the Securities and Exchange Act of 1934 (hereinafter "the Exchange Act"), underwriting, banking, is not an insurance Company, nor does it offer services to the Company which may require regulation under federal or state securities laws; and

WHEREAS, the parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and the Consultant is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Duties and Involvement.

The Company hereby engages Consultant to provide one or more plans (the "Plan"), and for coordination in executing the agreed-upon plan, for using various business services as agreed by both parties. The plans may include, but not by way of limitation, the following services: consulting with the Company's management concerning marketing surveys, investor accreditation, availability to expand investor base, investor support, strategic business planning, broker relations, attendance at conventions and trade shows, consulting of mergers with companies, review and assistance in updating a business plan, review and advise on the capital structure for the Company, propose legal counsel, assist in the development of an acquisition profile and structure, recommend financing alternatives and sources, and consult on corporate finance and/or investment banking issues.

2.  Relationship Among the Parties.

Consultant acknowledges that it is not an officer, director or agent of the Company, it is not, and will not, be responsible for any management decisions on behalf of the Company, and may not commit the Company to any action. The Company represents that the consultant does not have, through stock ownership or otherwise, the power neither to control the Company, nor to exercise any dominating influences over its management.

Consultant understands and acknowledges that this Agreement shall not create or imply any agency relationship among the parties, and Consultant will not commit the Company in any manner except when a commitment has been specifically authorized in writing by the Company. The Company and the Consultant agree that the relationship among the parties shall be that of independent contractor.

3.   Effective Date, Term and Termination.

This Agreement shall be effective on August 2, 2010 and will continue until August 1, 2011,. This one-year Agreement can be modified only if mutually agreeable and in writing.

4.  Option to Renew and Extend.

Company may renew this Agreement by providing written notice to Consultant by negotiating new terms at any time prior to the expiration hereof.

5.  Compensation and Payment of Expenses.

The Company agrees to pay the Consultant with Convertible Preferred Stock("CPS") which at the Final Determination Date("FDD") will be converted into Common Shares equal to 25% of the then outstanding Common Shares of the Company. The FDD is the earlier of the disposition by the Consultant of all of the CPS (or the underlying Common Shares) or one year from the date hereof. If the Consultant disposes of a portion of the CPS (or the underlying Common Shares) prior to the FDD, the number of Common Shares to be apportioned to the CPS being disposed of would equal the ratio of the CPS being disposed of to the total CPS times(x) (the total number of Common Shares then outstanding times (x) 25%). At the FDD, the Common Shares to be received upon conversion of the CPS as defined above will be reduced by any interim dispositions. The Consultant can not dispose of CPS but only the underlying Common Stock as described above. The CPS or the underlying Common Stock described above is the total and complete consideration for the services to be provided by the Consultant to the Company. The convertible preferred shall be issued and delivered to the Consultant upon execution of this Agreement and deemed earned. Additionally, the consent of the Board of Directors will be attached.

Company shall have no other obligation to Consultant for payment, excepting the obligation for additional compensation as contained herein.

Company agrees to pay for all costs and expenses incurred associated with its employees' working with Consultant and its representatives, including lodging, meals and travel as necessary. Company agrees to pay the costs of printing, due diligence shows, email, radio, television and other outside services that it approves in conjunction with Consultant.

6.   Investment Representation.

i. The Company represents and warrants that it has provided Consultant, with access to all information available to the Company concerning its condition, financial and otherwise, its management, its business and its prospects. The Company represents that it has provided Consultant, with all copies of the Company's filings for the prior twelve (12) months, if any, (the "Disclosure Documents") made under the rules and regulations promulgated under the Act, as amended, or the Exchange Act, as amended. Consultant, acknowledges that the acquisition of the securities to be issued to Consultant, involves a high degree of risk. Consultant, represents that it and its advisors have been afforded the opportunity to discuss the Company with its management. The Company represents that it has and will continue to provide Consultant, with any information or documentation necessary to verify the accuracy of the information contained in the Disclosure Documents, and will promptly notify Consultant, upon the filing or any registration statement or other periodic reporting documents filed pursuant to the Act or the Exchange Act. This information will include DTC sheets, which shall be provided to Consultant, no less than every two (2) weeks. The Company hereby represents that it does not currently have any of its securities in registration.

ii. Consultant, represents that neither it nor its officers, directors, or employees has been or not subject to any disciplinary action by either the National Association of Securities Dealers or the Securities and Exchange Commission by virtue of any violations of their rules and regulations and that to the best of its knowledge neither is its affiliates nor subcontractors subject to any such disciplinary action.

iii. If required by United States law or regulation, Consultant will take necessary steps to prepare and file any necessary forms to comply with the transfer of the shares of stock from Company to Consultant, including, if required, form 13(d).

iv. Should the Company raise money either through a debt offering or an equity offering, the Company must give Consultant prior notification.

v. Consultant, at its own option, may attend any meeting of the Board of Directors. In addition, Consultant may request to have the right to appoint a member of the Board of Directors.

7.  Issuance of and Registration of Securities and Liquidated Damages.

The Company hereby acknowledges that time is of the essence with respect to the issuance of the underlying Common Shares and the removal of the 144 restriction legend from such shares. The Company further agrees to use its reasonable best efforts to accomplish such ends so long as any such request is permissible under the relevant Federal and/or State statutes, rules or regulations ( a "Legal Request"). If the Consultant makes such a LEGAL Request and the Company does not use its reasonable best efforts and fails to issue the Common Shares or remove the 144 restriction legend when requested (the "Requested Transaction") within 30 days of such request, then the Company agrees to issue an additional 10% in Common Shares of the Requested Transaction for each additional 30 day delay in complying with such Legal Request.

Consultant understands and acknowledges that the shares of common stock are being acquired by Consultant for its own account, and not on behalf of any other person, and are being acquired for investment purposes and not for distribution. Consultant represents that the common stock will be a suitable investment for Consultant taking into consideration the restrictions on transferability affecting the common stock.

The Company will undertake to comply with the appropriate state securities laws. The Company undertakes that, if and when it files a registration statement relating to the shares described above, it will make such registration statement available for review and comment on a timely basis prior to its filing.

Company warrants to Consultant that it has complied with all corporate and legal requirements to issue said stock to Consultant including but not by way of limitations, directors' approval of said issuance. Company will provide Consultant after signing of this agreement a letter from its counsel that all such actions have been taken and a certified copy of any necessary resolutions to affect said change.

8.  Services Not Exclusive.

Consultant shall devote such of its time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that Consultant is engaged in other business activities, and that it will continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

9.  Confidentiality.

Consultant acknowledges that it may have access to confidential information regarding the Company and its business. Consultant agrees that it will not, during or subsequent to the term of this Agreement, divulge, furnish or make accessible to any person (other than with the written permission of the Company) any knowledge or information or plans of the Company with respect to the Company or its business, including, but not by way of limitation, the products of the Company, whether in the concept or development stage, or being marketed by the Company on the effective date of this Agreement or during the term hereof.

10.  Covenant Not to Compete.

During the term of this Agreement, Consultant warrants, represents and agrees that it will not directly participate in the information developed for and by the Company, and will not compete directly with the Company in the Company's primary industry or related fields.

11.  Indemnification.

Company agrees to indemnify and hold harmless the Consultant and its respective agents and employees, against any losses, claims, damages or liabilities, joint or several, to which either party, or any such other person, may become subject, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, any preliminary prospectus, the prospectus, or any amendment or supplement thereto; or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and will reimburse the Consultant, or any such other person, for any legal or other expenses reasonably incurred by the Consultant, or any such other person, in connection with investigation or defending any such loss, claim, damage, liability, or action, suit or proceeding.

12.  "Piggyback Registration ".

If the Company proposes to register any equity securities under the Securities Act for sale to the public for cash, whether for its own account or for the account of other security holders, or both, on each such occasion the Company will give written notice to Consultant, no less than fifteen (15) business days prior to the anticipated filing date, of its intention to do so. Upon the written request of Consultant, received by the Company no later than the tenth (10) business day after receipt by the Consultant of the notice sent by the Company, to register, on the terms and conditions as the securities otherwise being sold pursuant to such registration, any of its registrable securities (which request shall state the intended method of disposition thereof), the Company will cause the registerable securities as to which registration shall have been so requested to be included in the securities to be covered by the Registration Statement proposed to be filed by the Company, on the same terms and conditions as any similar securities included therein, all to the extent requisite to permit the sale or other disposition by the Consultant (in accordance with its written request) of such registerable securities so registered; provided, however, that the Company is not required to include — though it may include-in such registration statement shares of the Consultant in an amount not to exceed 50% of the registration statement before Consultant's "Piggy back". The Company may , at any time prior to the effectiveness of any such registration statement and in its sole discretion, abandon the proposed offering.

13.  Miscellaneous Provisions

Section a   Time. Time is of the essence of this Agreement.

Section b   Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section c   Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

Section d   Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section e   Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

Section f    Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section g    Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

Section h   Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section i   Assignment. This Agreement may be assigned by the Consultant without the Company's consent and shall be binding upon any successors thereto.

Section j   Arbitration.

i. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules including the Emergency Interim Relief Procedures, and judgment on the award rendered by a single arbitrator may be entered in any court having jurisdiction thereof.

ii. Any provisional remedy, which would be available from a court of law, shall be available to the parties to this Agreement from the Arbitrator pending arbitration.

iii. The situs of the arbitration shall be Miami, Florida.

iv. In the event that a dispute results in arbitration, the parties agree that the prevailing party shall be entitled to reasonable attorney's fees to be fixed by the arbitrator.

Section k   Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as Federal Express or similar express delivery service), addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days' written notice, to the other party.

Section l   Governing law. The Agreement shall be construed by and enforced in accordance with the laws of the State of .Nevada

Section m   Entire agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

Section n   Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

Section o   Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, in the event that the document is signed by one party and faxed to another the parties agree that a faxed signature shall be binding upon the parties to this agreement as though the signature was an original.

Section p   Successors. The provisions of this Agreement shall be binding upon all parties, their successors and assigns.

Section q   Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

CONSULTANT: SUMMIT TRADING LIMITED By:________________________ Richard J. Fixaris, Attorney-in-fact COMPANY: ORGANIC ALLIANCE, INC. By:________________________ Parker Booth, CEO